Exhibit 99.(d)(3)

JOHN HANCOCK BOND TRUST
on behalf of John Hancock Government Income Fund;
John Hancock High Yield Fund; and
John Hancock Investment Grade Bond Fund

JOHN HANCOCK INVESTMENT TRUST
on behalf of John Hancock Balanced Fund; and
John Hancock Fundamental Large Cap Core Fund

JOHN HANCOCK SOVEREIGN BOND FUND
on behalf of John Hancock Bond Fund

JOHN HANCOCK STRATEGIC SERIES
on behalf of John Hancock Income Fund

AMENDMENT TO SUB-ADVISORY AGREEMENT

AMENDMENT made as of the 23rd day of March, 2017 to the Sub-Advisory Agreement dated December 31, 2005, as amended (the “Agreement”), among John Hancock Advisers, LLC, a Delaware limited liability company, John Hancock Asset Management a division of Manulife Asset Management (US) LLC (formerly, Sovereign Asset Management, LLC), a Delaware limited liability company, and each of the investment companies that is a signatory to the Agreement, including (i.) John Hancock Bond Trust; (ii.) John Hancock Investment Trust; (iii.) John Hancock Sovereign Bond Fund; and (iv.) John Hancock Strategic Series.  In consideration of the mutual covenants contained herein, the parties agree as follows:

1.         SECTION 3 - COMPENSATION OF SUB-ADVISER AND APPENDIX A

Appendix A of the Agreement, which relates to Section 3 of the Agreement, “COMPENSATION OF SUB-ADVISER,” is hereby amended to reflect the following fee schedules for (i.) John Hancock Government Income Fund; (ii.) John Hancock High Yield Fund, (iii.) John Hancock Investment Grade Bond Fund; (iv.) John Hancock Balanced Fund; (v.) John Hancock Fundamental Large Cap Core Fund (formerly known as John Hancock Large Cap Equity Fund); (vi.) John Hancock Bond Fund (formerly known as John Hancock Strategic Income Fund); and (vii.) John Hancock Income Fund and any contrary fee schedule information is hereby superseded:

SUBADVISORY FEE SCHEDULES

The Subadviser shall serve as an investment subadviser for each Fund of the Trust listed below. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to each Fund, the fee computed separately for such Fund at an annual rate as set forth in the chart below (the "Subadviser Fee").

The term Aggregate Net Assets in the chart below includes the net assets of a Fund of the Trust. It also includes with respect to certain Funds as indicated in the chart the net assets of one or more other portfolios, but in each case only for the period during which the Subadviser for the Fund also serves as the subadviser for the other portfolio(s) and only with respect to the net assets of such other portfolio(s) that are managed by the Subadviser.

For purposes of determining Aggregate Net Assets and calculating the Subadviser Fee, the net assets of the Fund and each other fund of the Trust are determined as of the close of business on the previous business day of the Trust, and the net assets of each portfolio of each other fund are determined as of the close of business on the previous business day of that fund.

A Subadviser Fee based on Aggregate Net Assets for a Fund shall be based on the applicable annual fee rate for the Fund which for each day shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets divided by (ii) Aggregate Net Assets (the “Applicable Annual Fee Rate”). The Subadviser Fee for each Fund shall be accrued and paid daily to the Subadviser for each calendar day. The daily fee accruals for Subadviser Fees based on Aggregate Net Assets will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Fund. Fees shall be paid either by wire transfer or check, as directed by the Subadviser.

If, with respect to any Fund, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date of such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.

JOHN HANCOCK BOND TRUST
Fund	First $300 Million of Average Daily Net Assets	Next $700 Million of Average Daily Net Assets	Excess Over $1 Billion of Average Daily Net Assets
John Hancock Government Income Fund	[ ]%	[ ]%	[ ]%

Fund	First $150 Million of Average Daily Net Assets	Next $350 Million of Average Daily Net Assets	Next $2 Billion of Average Daily Net Assets	Excess Over $2.5 Billion of Average Daily Net Assets
John Hancock High Yield Fund	[ ]%	[ ]%	[ ]%	[ ]%

Fund	First $500 Million of Average Daily Net Assets	Next $500 Million of Average Daily Net Assets	Next $500 Million of Average Daily Net Assets	Excess Over $1.5 Billion of Average Daily Net Assets
John Hancock Investment Grade Bond Fund	[ ]%	[ ]%	[ ]%	[ ]%

JOHN HANCOCK INVESTMENT TRUST

Fund	First $2 Billion of Average Daily Net Assets	Excess Over $2 Billion of Average Daily Net Assets
John Hancock Balanced Fund	[ ]%	[ ]%

Trust Portfolio	Aggregate Net Assets Include the Net Assets of the following Fund(s) in addition to the Trust Portfolio	Subadvisory Fee of the Trust Portfolio

John Hancock Fundamental Large Cap Core Fund	Large Cap Equity Fund, a sub-fund of John Hancock Worldwide Investors, PLC.	[ ]%- First $3.0 billion of Aggregate Net Assets [ ]%- Excess over $3.0 billion of Aggregate Net Assets

JOHN HANCOCK SOVEREIGN BOND FUND
Trust Portfolio	Aggregate Net Assets Include the Net Assets of the following Funds in addition to the Trust Portfolio	Sub-advisory Fee of the Trust Portfolio

John Hancock Bond Fund
Income Allocation Fund, a portfolio series of John Hancock Funds II (only with respect to the assets of Income Allocation Fund  managed according to the subadviser’s bond strategy for John Hancock Bond Fund)

[  ]%- First $500 million of     Aggregate Net Assets
[  ]%- Next $500 million of Aggregate Net Assets
[  ]%- Next $500 million of Aggregate Net Assets
[  ]%- Next $500 million of Aggregate Net Assets
[  ]%- Excess over $2 billion of Aggregate Net Assets

JOHN HANCOCK STRATEGIC SERIES

Fund	First $500 Million of Average Daily Net Assets	Next $500 Million of Average Daily Net Assets	Excess Over $1 Billion of Average Daily Net Assets
John Hancock Income Fund	[ ]%	[ ]%	[ ]%

2.         EFFECTIVE DATE

This Amendment shall become effective as of January 1, 2017.

3.	DEFINED TERMS

Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

4.	OTHER TERMS OF THE AGREEMENT

Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK ADVISERS, LLC

By:	/s/ Leo Zerilli
Leo Zerilli
Senior Vice President and Chief Investment Officer

JOHN HANCOCK ASSET MANAGEMENT A DIVISION OF MANULIFE ASSET MANAGEMENT (US) LLC

By:	/s/ Diane R. Landers
Name:	Diane R. Landers
Title:	President

JOHN HANCOCK BOND TRUST
on behalf of John Hancock Government Income Fund;
John Hancock High Yield Fund; and
John Hancock Investment Grade Bond Fund

JOHN HANCOCK INVESTMENT TRUST
on behalf of John Hancock Balanced Fund; and
John Hancock Fundamental Large Cap Core Fund

JOHN HANCOCK SOVEREIGN BOND FUND
on behalf of John Hancock Bond Fund

JOHN HANCOCK STRATEGIC SERIES
on behalf of John Hancock Income Fund

By:	/s/ Andrew G. Arnott
Andrew G. Arnott
President